UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 10, 2018

GILEAD SCIENCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-19731	94-3047598
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA

(Address of principal executive offices)

94404

(Zip Code)

(650) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Section 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Principal Executive Officer

On December 9, 2018, Gilead Sciences, Inc. (“Gilead”) announced that the Board of Directors of Gilead (the “Board”) has completed its search for a new chief executive officer and appointed Daniel O’Day to serve as Chief Executive Officer of Gilead. The Board also determined to elect Mr. O’Day as Chairman of the Board. Mr. O’Day is expected to join Gilead on March 1, 2019 (the “Start Date”). As previously announced by Gilead, John F. Milligan, Ph.D. will step down as Gilead’s President and Chief Executive Officer and will resign from the Board on December 31, 2018, and John C. Martin, Ph.D., Chairman of the Board, will resign from the Board effective on the Start Date.

Mr. O’Day, age 54, is currently the Chief Executive Officer of Roche Pharmaceuticals, a division of the Roche Group. He has held the position since 2012, and prior to that led Roche Diagnostics. Mr. O’Day has held diverse leadership roles across North America, Asia Pacific and Europe since joining Roche in 1987. He has been a member of the corporate executive committee of F. Hoffmann La Roche AG and a member of the boards of Shanghai Roche Pharmaceuticals Ltd., Roche (China) Holding, Roche Pharma Schweiz AG, Genentech, Inc., Chugai Pharmaceuticals Co., Ltd., Flatiron Health, Inc., and Foundation Medicine, Inc. Additionally, he has served as a member of the board of the European Federation of Pharmaceutical Industries and Associations. Mr. O’Day received a B.S. degree in biology from Georgetown University and an M.B.A. from the Columbia Business School at Columbia University.

Mr. O’Day will receive an annual base salary of $1,600,000. His target annual bonus opportunity (as a percent of annual base salary) is 150%. For 2019, Mr. O’Day will receive annual equity awards under the Gilead Sciences, Inc. 2004 Equity Incentive Plan comprised of (i) stock options with a target grant date value of $3,000,000; (ii) restricted stock units with a target grant date value of $3,000,000; and (iii) performance-based restricted stock unit awards with a target grant date value of $6,000,000. The actual number of shares subject to each of these grants will be determined at the time of grant. The stock options will vest and become exercisable at the rate of 25% on the first anniversary of the Start Date and 6.25% each quarter thereafter during Mr. O’Day’s employment with Gilead over the next three years. The restricted stock units will vest annually over four years and the performance-based restricted stock units will be subject to performance conditions applicable generally to such awards as established at the time by the Compensation Committee of the Board.

To offset the value of compensation forfeited or forgone and compensate for other economic consequences of separating employment with his current employer and joining Gilead, Mr. O’Day will receive restricted stock units as of the Start Date with a grant date fair value of $8,500,000 (the “Make-Whole RSUs”), which will vest annually over three years, and a one-time cash payment of $5,675,000 (the “Make-Whole Payment”). In addition, to compensate Mr. O’Day for forfeited or foregone pension benefits with his current employer, Gilead will credit a $750,000 employer contribution to Mr. O’Day’s individual account under Gilead’s deferred compensation plan for each of the first five years of his service with Gilead (the “Make-Whole Contribution”), with the first contribution being credited on the first anniversary of the Start Date. In connection with Mr. O’Day’s move to Northern California, Gilead will provide relocation benefits under Gilead’s relocation assistance programs, including payment of transaction costs in connection with the sale and purchase of a home, temporary housing and either a rental or mortgage interest subsidy.

Mr. O’Day will participate in the Gilead Sciences, Inc. Severance Plan, provided that a termination of his employment by Gilead without “cause” or by Mr. O’Day on account of “good reason” (as those terms are defined in Mr. O’Day’s offer letter) will be considered an involuntary termination entitling him to severance pay benefits under the plan. Upon any such termination or upon death or disability, Mr. O’Day’s 2019 equity awards described above and the Make-Whole RSUs will become fully exercisable and/or vested and settled, and the Make-Whole Contributions will be accelerated. In the event that Mr. O’Day’s employment is terminated by Mr. O’Day without good reason or by Gilead for cause within one year of the Start Date and other than on account of death or disability, Mr. O’Day will be required to repay the Make-Whole Payment and the value of his relocation package.

The Board has also appointed Gregg Alton as interim Chief Executive Officer of Gilead for the period commencing on January 1, 2019 and ending on the Start Date. Mr. Alton, age 52, has held a number of executive positions at Gilead over the past 20 years, with experience in legal, medical affairs, policy and commercial. He previously served as general counsel and in August of this year, was appointed Chief Patient Officer.

The foregoing description of Mr. O’Day’s compensation arrangement is qualified in its entirety by reference to Mr. O’Day’s offer letter, which is attached hereto as Exhibit 99.2 and filed herewith.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01            Financial Statements and Exhibits

(d)              Exhibits

Exhibit Number	Description

99.1	Press Release by Gilead Sciences, Inc., dated December 9, 2018.
99.2	Offer Letter dated November 30, 2018 between Gilead Sciences, Inc. and Daniel O’Day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD SCIENCES, INC.
(Registrant)

/s/ Brett A. Pletcher
Brett A. Pletcher
EVP, General Counsel and Corporate Secretary

Date: December 10, 2018